EXHIBIT 10.3

TECHNEST HOLDINGS, INC.
EMPLOYMENT SETTLEMENT AGREEMENT AND RELEASE

This Agreement ("Agreement") is entered into as of January 11, 2011, by and between Technest Holdings, Inc., a Nevada corporation with its principal offices located at 10411 Motor City Drive, Suite 650, Bethesda, Maryland 20817, (together with its subsidiaries, the "Company"), and Gino M. Pereira, an individual residing in Oxford, Connecticut (the "Executive").

WHEREAS, the Executive is currently employed as Chief Executive Officer and President of the Company;

WHEREAS, on January 11, 2011, the Company entered into a Unit Purchase Agreement (the “Purchase Agreement”) between AccelPath LLC (“AccelPath”) and the members of AccelPath pursuant to which the Company has agreed to purchase all of the outstanding membership units of AccelPath in exchange for the issuance of shares of Technest Common Stock, resulting in AccelPath becoming a subsidiary of the Company (the “AccelPath Transaction”);

WHEREAS, in consideration of the services rendered and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Company, the Company is willing to provide, upon the completion of the AccelPath Transaction and subject to the terms of this Agreement, (i) certain payments to the Executive, (ii) shares of Technest Common Stock and (iii) a non-exclusive license to manufacture and sell any products developed by the Company and its subsidiaries prior to the Closing (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the parties agree as follows:

1.           Resignation as of Closing.  The Executive hereby resigns as Chief Executive Officer and President of the Company and as a director of the Company, effective immediately prior to the Closing (the “Effective Time”).

2.           Continued Salary Payments.  Subject to the Executive’s continuing compliance following the Closing with the provisions of Section 5 (Confidential Information), Section 7 (Intellectual Property Rights) and Section 9 (Non-Competition) of the Employment Agreement dated as of January 14, 2008 between the Executive and the Company (the “Employment Agreement”) and to the Executive’s compliance with Section 8(e) (Surrender of Records and Property) of the Employment Agreement, the Company will continue to pay the Executive’s current reduced salary at a rate of $300,000 per annum through January 31, 2011. The Company may deduct from the payments described in this Section 2, such legally required withholdings, payments and/or deductions as may be required.

3.           Health Benefits. As of January 31, 2011, the Executive agrees that he is forgoing and is no longer entitled to any health insurance coverage or any 401(k) benefits of the Company.

4.           Termination of Employment Agreement. Other than as provided herein, the Employment Agreement shall terminate as of the Effective Time and the Executive shall have no other rights thereunder.

5.           Issuance of Technest Common Stock. Within seven (7) business days of the Closing, the Company shall issue to the Executive 1,000,000 shares of Common Stock pursuant to a restricted stock agreement which the Executive shall deliver to the Company prior to the issuance of the shares.

6.           Release.  In consideration for the payments provided herein (including, without limitation, the issuance of the shares under Section 5), the Executive and all his successors, assigns and heirs hereby release, forever discharge and covenant not to sue the Company, its predecessors, successors, subsidiaries, affiliates, assigns, agents, and any of their present or former directors, officers, employees or shareholders, from any and all claims, demands, damages or liability of any nature whatsoever prior to the date of this Agreement, known or unknown, which Executive has or may have, including, but not limited to, claims arising under the Employee Retirement Income Security Act of 1974 (“ERISA”), claims for breach of contract or wrongful termination, claims for equity awards, claims for severance or termination pay, claims for alleged discrimination under federal, state or local law, including, but not limited to, Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e, et seq., the Age Discrimination In Employment Act (“ADEA”), 29 U.S.C. § 621 et seq., the Americans With Disabilities Act, 42 U.S.C. § 12111, et seq., and any other federal, state, foreign or local laws, statutes, regulations, or ordinances, as well as rights under any and all common law causes of action. Consistent with the terms of this Paragraph, Executive further agrees to refrain from bringing, prosecuting or arbitrating any claim, demand or cause of action, either at law or in equity, against the Company as the result of any act or omission by the Company occurring up to and including the date of his execution of this Agreement.

7.  Miscellaneous.

(a)  Notices.  Any notice or other communication required or permitted hereunder shall be in writing and shall be deemed given when delivered personally or sent by facsimile transmission (with confirmation) or, if sent by regular mail, three days after the date of deposit in the United States mails to the addresses set forth above or to such other address as either party may from time to time provide to the other by notice as provided in this section.

(b)  Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Company and the Executive, and supersedes all prior negotiations, agreements, arrangements, and understandings, both written or oral, between the Company and the Executive with respect to the subject matter of this Agreement.

(c)  Waiver or Amendment.  The waiver by either party of a breach or violation of any term or provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach or violation of any provision of this Agreement or of any other right or remedy.  No provision in this Agreement may be amended unless such amendment is set forth in a writing that specifically refers to this Agreement and is signed by the Executive and the Company.

(d)  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada without regard to its conflict of laws rules.

(e)  Assignment.  This Agreement shall inure to the benefit of, and shall be binding upon, each of the Company and the Executive and their respective heirs, personal representatives, legal representatives, successors and assigns.

(f)  Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part hereof.  If any part of this Agreement shall be declared invalid by a court of competent jurisdiction, this Agreement shall be construed as if such invalid part had not been inserted.

(g)  Section Headings.  The section and subsection headings contained in this Agreement are for reference purposes only and shall not affect any way the meaning, construction or interpretation of any or all of the provisions of this Agreement.

(h)  Counterparts.  This Agreement may be executed in any number of counterparts and by the separate parties hereto in separate counterparts, each of which shall be deemed to constitute an original and all of which shall be deemed to be one and the same instrument.

(i)  Authority to Execute.  The undersigned officer represents and warrants that he or she has full power and authority to enter into this Agreement on behalf of the Company, and that the execution, delivery and performance of this Agreement have been authorized by the Board of Directors of the Company.  Upon the Executive's acceptance of this Agreement by signing and returning it to the Company, this Agreement will become binding upon the Executive and the Company.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.

EXECUTIVE	TECHNEST HOLDINGS, INC.
/s/ Gino M. Pereira Gino M. Pereira	By: /s/ Gino M. Pereira Chief Executive Officer